                                                                     EXHIBIT 2.2



                            HAPTIC TECHNOLOGIES INC.
                                 as Corporation

                                       And

                             9039-4115 QUEBEC, INC.
                                    as Holdco

                                       and

                               THE SHAREHOLDERS OF
                             CORPORATION AND HOLDCO
                       LISTED IN THE SIGNATURE PAGE HERETO

                                       And

                                511220 N.B. INC.
                                  as Purchaser

                                       and

                              IMMERSION CORPORATION
                                  as Immersion






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                            SHARE PURCHASE AGREEMENT

                                FEBRUARY 28, 2000



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
                                      -i-


                                TABLE OF CONTENTS


                            SHARE PURCHASE AGREEMENT


                                    ARTICLE 1
                                 INTERPRETATION


1.1     Defined Terms.....................................................1
1.2     Gender and Number.................................................5
1.3     Headings, etc.....................................................5
1.4     Currency..........................................................5
1.5     Knowledge.........................................................6
1.6     Accounting Terms..................................................6
1.7     Incorporation of Schedules........................................6

                                    ARTICLE 2
                       PURCHASED SHARES AND PURCHASE PRICE

2.1     Purchase and Sale.................................................6
2.2     Purchase Price....................................................6
2.3     Irrevocable Subscription..........................................6
2.4     Payment of the Purchase Price.....................................7
2.5     Treatment of Corporation Options..................................7

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF VENDORS

3.1     Individual Representations and Warranties of Vendors..............8
3.2     Representations and Warranties of Vendors.........................9
3.3     Representations and Warranties of Holdco Vendors.................19

                                  ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1     Representations and Warranties of Purchaser......................19

                                    ARTICLE 5
                            COVENANTS OF THE PARTIES

5.1     Conduct of Business Prior to Closing.............................20
5.2     Access for Due Diligence.........................................21
5.3     Request for Required Consents....................................22
5.4     Filings and Required Consents....................................22
5.5     Notice of Untrue Representation or Warranty......................22
5.6     Exclusive Dealing................................................22
5.7     Additional Covenants.............................................23



                                    ARTICLE 6
                              CONDITIONS OF CLOSING
6.1     Conditions for the Benefit of Purchaser..........................23
6.2     Termination by Purchaser.........................................25
6.3     Conditions for the Benefit of Vendors............................26
6.4     Termination by Vendors...........................................26

                                    ARTICLE 7
                                     CLOSING

7.1     Date, Time and Place of Closing..................................27

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1     Individual Vendors Indemnification in Favour of Purchaser........27
8.2     Indemnification by Visuaide, Innovatech and FTTI in Favour of
        Purchaser........................................................27
8.3     Indemnification by Holdco Vendors in favour of Purchaser.........28
8.4     Purchaser Indemnification in Favour of Vendors...................28
8.5     Time Limitations.................................................28
8.6     Limitation on Damages............................................29
8.7     Obligation to Reimburse..........................................30
8.8     Notification.....................................................30
8.9     Defense of Third Party Claim.....................................30

                                    ARTICLE 9
                             POST-CLOSING COVENANTS

9.1     Confidentiality..................................................32
9.2     Compensation and Benefits........................................32
9.3     Visuaide.........................................................32
9.4     Further Assurances...............................................32

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1    Notices..........................................................32
10.2    Time of the Essence..............................................40
10.3    Brokers..........................................................40
10.4    Announcements....................................................40
10.5    Immersion Guarantee..............................................41
10.6    Third Party Beneficiaries........................................41
10.7    Expenses.........................................................41
10.8    Advances.........................................................41
10.9    Shareholders Agreement...........................................41
10.10   Amendments.......................................................41
10.11   Waiver...........................................................41
10.12   Non-Merger.......................................................42
10.13   Entire Agreement.................................................42

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                                      -iii-



10.14   Successors and Assigns...........................................42
10.15   Severability.....................................................42
10.16   Governing Law....................................................42
10.17   Counterparts.....................................................42


                           SHARE PURCHASE AGREEMENT

      Share Purchase Agreement dated February 28, 2000, between MATTHEW Mather, a businessman, residing and domiciled at 5037, Saint-Andre Street, Montreal, Quebec H2J 3A5 ("MATHER"); and CHRISTOPHE RAMSTEIN, a businessman, residing and domiciled at 4275, Garnier Street, Montreal, Quebec H2J 3R7 ("RAMSTEIN"); and VINCENT HAYWARD a businessman, residing and domiciled at 2277, Av. Harvard, Montreal, Quebec H4A 2W1 ("HAYWARD"); and VINCENT Canonico, a businessman, residing and domiciled at 750, Versaille, Montreal, Quebec H3C 1Z4 ("CANONICO"); and PEDRO GREGORIO, an engineer, residing and domiciled at 7353, Dunver Crescent, Verdun, Quebec H4H 2H6 ("GREGORIO"); and ALAIN PARE, a businessman, residing and domiciled at 253 Acres, Kirkland, Quebec, H9H 4M1 ("PARE"); and SOCIETE INNOVATECH DU GRAND MONTREAL, a company duly incorporated under the Companies Act (Quebec, 1992, C.33 ), having its registered office at 2020, University Street, Suite 1527, Montreal, Quebec H3A 2A5, acting through and represented by Mr. Hubert Manseau, its President, duly authorized for the purposes hereof as he so declares ("INNOVATECH"); and FONDS EN TRANSFERTS DE TECHNOLOGIES INDUSTRIELLES, societe en commandite d'investissement, having its registered office at 255, Saint-Jacques Street, West, Montreal, Quebec, H2Y 1M6, acting through and represented by its General Partner, 90271602 Quebec, Inc., represented by Mr. Bernard Hamel, duly authorized for the purposes hereof as he so declares ("FTTI"); and VISUAIDE, INC, a company duly incorporated under the Companies Act, having its registered office at 841, boul. Jean-Paul Vincent a Longueuil, (Quebec), J4G 1R3, acting through and represented by, Mr. Gilles Pepin, authorized for the purposes hereof as he so declares ("VISUAIDE"); and 9039-4115 QUEBEC, INC a company duly incorporated under the Companies Act, having its registered office at 3575, rue Saint-Laurent, bureau 422, Montreal (Quebec) H2X 2T7, acting through and represented by, Mr. Matthew Mather and Mr. Christophe Ramstein, authorized for the purposes hereof as they so declare ("HOLDCO"); and HAPTIC TECHNOLOGIES INC, a company duly incorporated under the Canada Business Corporations Act, having its registered office at 3575, Saint-Laurent Blvd, suite 422, Montreal (Quebec) H2X 2T7, acting through and represented by, Mr. Alain Pare, President and CEO, authorized for the purposes hereof as he so declares ("CORPORATION"); and 511220 N.B. INC., a corporation incorporated under the laws of New Brunswick ("PURCHASER"), acting through and represented by, Victor Viegas, authorized for the purposes hereof as he so declares; IMMERSION CORPORATION, a corporation incorporated under the laws of Delaware ("IMMERSION") acting through and represented by, Victor Viegas, authorized for the purposes hereof as he so declares;





                                  ARTICLE 1
                                INTERPRETATION

1.1   DEFINED TERMS.

      As used in this Agreement, the following terms have the following meanings:

      "AFFILIATE" has the meaning ascribed thereto in the Canada Business Corporations Act.

      "AGREEMENT" means this share purchase agreement and all schedules and instruments in amendment or confirmation of it; and the expressions "ARTICLE" and "SECTION" followed by a number mean and refer to the specified Article or Section of this Agreement.

      "AUTHORIZATION" means, with respect to any Person, any order, permit, approval, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

      "BOOKS AND RECORDS" means all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of Corporation whether in writing or electronic form.

      "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Montreal, Quebec are not open for business during normal business hours.

      "CANONICO" has the meaning in the initial description of the Parties hereto.

      "CLOSING" means the completion of the transaction of purchase and sale contemplated in this Agreement.

      "CLOSING DATE" means March 9, 2000.

      "CONSENT" means the consent of a contracting party to a direct or indirect change in control of Corporation if required by the terms of any Contract.

      "CONTRACTS" means all agreements to which Corporation is a party including all contracts, leases of personal property and commitments of any nature, written or oral.

      "CORPORATE RECORDS" means the corporate records of Corporation or Holdco, as the case may be, including (i) all constating documents and by-laws,
      (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees), and (iii) the share certificate books, securities register, register of transfers and register of directors.

      "CORPORATION" has the meaning in the initial description of the Parties hereto.

      "CORPORATION OPTIONS" has the meaning specified in Section 2.5.

      "DAMAGES" has the meaning specified in Section 8.1.

      "EMPLOYEE PLANS" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of Corporation maintained, sponsored or funded by Corporation, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.

      "FINANCIAL STATEMENTS" shall mean the audited financial statements for Corporation as at August 31, 1997, August 31, 1998 and August 31, 1999, respectively, consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the period then ended and notes to the financial statements together with the report of the auditors thereon, a copy of which financial statements is annexed hereto as Schedule 3.2(r).

      "FTTI" has the meaning in the initial description of the Parties hereto.

      "GAAP" means, at any time, accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

      "GOVERNMENTAL ENTITY" means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

      "GREGORIO" has the meaning in the initial description of the Parties hereto.

      "HAYWARD" has the meaning in the initial description of the Parties hereto.

      "HOLDCO" has the meaning in the initial description of the Parties hereto.

      "HOLDCO SHARES" has the meaning specified in Section 2.1.

      "HOLDCO VENDORS" shall mean Mather, Ramstein, Hayward, Canonico and Gregorio.

      "IMMERSION" has the meaning specified in the initial description of the Parties hereto.

      "IMMERSION COMMON STOCK" has the meaning specified in Section 2.5.

      "IMMERSION SHARES" has the meaning specified in Section 2.2(b) .

      "INDIVIDUAL VENDORS" shall mean Mather, Ramstein, Hayward, Canonico, Gregorio and Pare.

      "INNOVATECH" has the meaning in the initial description of the Parties hereto.

      "INTELLECTUAL PROPERTY" means (i) any trade marks, trade names, business names, brand names, service marks, logos, computer software, computer programmes, copyrights, including any performing, author or moral rights, designs, inventions, patents, franchises, formulae, processes, know-how, technology and related goodwill, (ii) any applications, registrations, issued patents, continuations in part, divisional applications or analogous rights or licence rights therefor, and (iii) other intellectual or industrial property in each case, owned or used by the Corporation.

      "INTERIM FINANCIAL STATEMENTS" means the unaudited balance sheets of Corporation as at December 31, 1999 and January 31, 2000 and the accompanying unaudited statements of income of Corporation for the periods then ended and all notes in respect thereof.

      "INTERIM PERIOD" means the period between the close of business on this date and the Closing.

      "ITA" has the meaning specified in Section 3.2(y)(ix).

      "LAWS" shall mean (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international;

      (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any governmental authority or body; and (iii) all policies, practices and guidelines of any governmental authority or body which, although not actually having the force of law, are considered by such governmental authority or body as requiring compliance as if having the force of law, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "LAW" shall mean any one of them.

      "LEASED PROPERTY" means the land and premises listed and described in
      Schedule 3.2(m).

      "LEASES" means the leases of the Leased Property described in Schedule 3.2(m).

      "LIEN" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

      "MATERIAL CONTRACTS" has the meaning specified in Section 3.2(n).

      "MATHER" has the meaning in the initial description of the Parties hereto.

      "OPTION PLAN" has the meaning specified in Section 2.5.

      "ORDINARY COURSE" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

      "PARE" has the meaning in the initial description of the Parties hereto.

      "PARTIES" means Vendors, Immersion, Corporation and Purchaser and any other Person who may become a party to this Agreement.

      "PERSON" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

      "PRIME RATE" shall mean the annual rate of interest on commercial loans charged by Canadian Imperial Bank of Commerce from time to time.

      "PUBLIC STATEMENT" has the meaning specified in Section 10.4.

      "PURCHASE PRICE" has the meaning specified in Section 2.2.

      "PURCHASED SHARES" has the meaning specified in Section 2.1.

      "PURCHASER" has the meaning in the initial description of the Parties hereto.

      "R&D CREDIT OR REFUNDS" has the meaning specified in Section 3.2(y)(xi).

      "RAMSTEIN" has the meaning in the initial description of the Parties hereto.

      "REQUIRED CONSENTS" means those Consents and Authorizations listed and described in Schedule 3.2(b).

      "SHAREHOLDERS AGREEMENT OF CORPORATION" means the shareholders agreement of Corporation made as of December 15, 1998 among Corporation and the other shareholders listed therein.

      "SHAREHOLDERS AGREEMENT OF HOLDCO" means the shareholders agreement of Holdco made as of February 3, 2000.

      "SUBSCRIPTION AMOUNT" has the meaning specified in Section 2.3.

      "TAX" has the meaning specified in Section 3.2(y)(i).

      "TAX RETURNS" has the meaning specified in Section 3.2(y)(ii).

      "THIRD PARTY CLAIM" has the meaning specified in Section 8.9(1).

      "US PERSON" shall mean (i) a natural person resident in the United States;
      (ii) a partnership or corporation organized or incorporated under the laws of the United States; (iii) an estate of which any executor or administrator is a US Person; (iv) any trust of which any trustee is a US Person; (v) an agency or branch of a foreign entity located in the United States; (vi) a non-discretionary account or similar account (other than an estate of trust) held by a dealer or other fiduciary for the benefit or account of a US Person; (vii) a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) a partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction; and (b) formed by a US Person principally for the purpose of investing in securities not registered under the Securities Act (U.S.), unless it is organized or incorporated, and owned by accredited investors (as defined in Rule 501(a) promulgated under the U.S. federal Securities Act of 1933) who are not natural persons, estates or trusts.

      "VENDORS shall mean Mather, Ramstein, Hayward, Canonico, Gregorio, Pare, Innovatech, FTTI and Visuaide and "VENDOR" shall mean any one of them.

      "VISUAIDE" has the meaning in the initial description of the Parties hereto.

1.2   GENDER AND NUMBER.

      Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

1.3   HEADINGS, ETC.

      The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.4   CURRENCY.

      All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

1.5   KNOWLEDGE.

      Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Individual Vendors, it shall be deemed to refer to the actual knowledge of such person. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Visuaide, it shall be deemed to refer to the actual knowledge of Gilles Pepin.

1.6   ACCOUNTING TERMS.

      All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.7   INCORPORATION OF SCHEDULES.

      The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.


                                    ARTICLE 2
                       PURCHASED SHARES AND PURCHASE PRICE

2.1   PURCHASE AND SALE.

      Subject to the terms and conditions of this Agreement, each Vendor agrees to sell, assign and transfer to Purchaser and Purchaser agrees to purchase from each Vendor listed in Schedule 2.1 on the Closing Date, all (but not less than all) of their respective shares in the capital of Corporation listed in Schedule 2.1, which shares constitute all (but not less than all) of the issued and outstanding shares in the capital of Corporation with the exception of the shares in the capital of Corporation held by Holdco (collectively, the "PURCHASED SHARES") and all (but not less than all) of their respective shares in the capital of Holdco listed in Schedule 2.1, which shares constitute all (but not less than all) of the issued and outstanding shares in the capital of Holdco (collectively, the "HOLDCO Shares").

2.2   PURCHASE PRICE.

      The purchase price (the "PURCHASE PRICE") payable by Purchaser to Vendors for the Purchased Shares and the Holdco Shares shall be as follows:

      (a)   $492,546.69; and

      (b) an amount (the "SUBSCRIPTION AMOUNT") equal to the consideration to be paid by the Vendors in connection with their subscription for 141,538 shares of Immersion common stock (the "IMMERSION SHARES"), provided at Section 2.3 hereunder.

2.3   IRREVOCABLE SUBSCRIPTION.

The Vendors hereby irrevocably undertake to subscribe, at Closing, for the Immersion Shares in the proportions set out in Schedule 2.3. The aggregate consideration to be paid by the Vendors in connection with their subscription of the Immersion Shares is an amount equal to the Subscription

Amount. The Vendors hereby solidarily direct the Purchaser to pay the Subscription Amount on their behalf to Immersion in consideration of the Immersion Shares.

2.4   PAYMENT OF THE PURCHASE PRICE.

      Purchaser shall pay the Purchase Price to Vendors as follows:

      (a) An aggregate of $492,546.69 to the Vendors at Closing in the proportions set out in Schedule 2.4(a) attached hereto by bank draft, certified cheque or wire transfer of immediately available funds to accounts designated in writing by each Vendor; and

      (b) The Subscription Amount to Immersion and cause the delivery to the Vendors, at Closing, by Immersion of a certificate of Boston EquiServe L.P., transfer agent to Immersion, stating that the certificates representing the Immersion Shares have been issued in the name of the names of the Vendors in the proportions set out in
            Schedule 2.3. The Vendors acknowledge and agree that the Immersion Shares will not be registered under the Securities Act of 1933, as amended and that the Immersion Shares will be subject to limitations on transfer.

            The certificates representing the Immersion Shares will bear the following legend:

            "The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended ("ACT"). Such securities may not be transferred unless a registration statement under the Act is in effect as to such transfer or, in the opinion of counsel for Immersion Corporation, such transfer may be made pursuant to Regulation S or an available exemption from registration, or registration under the Act is unnecessary in order for such transfer to comply with the Act. In addition, hedging transactions may not be conducted except in compliance with the Act."

2.5   TREATMENT OF CORPORATION OPTIONS.

      Immediately following Closing, all options to purchase common shares in the share capital of Corporation outstanding and unexercised as of the Closing and granted pursuant to Corporation's 2000 Stock Option Plan (respectively, the "CORPORATION OPTIONS" and the "OPTION PLAN"), shall cease to represent a right to acquire common shares in the share capital of Corporation and shall be converted into options to acquire shares of common stock of Immersion, par value US $0.01 per share ("IMMERSION COMMON STOCK"), subject to the terms and conditions set forth in the Option Plan; provided, however, that immediately after Closing, (i) such Corporation Options shall be exercisable for that number of whole shares of Immersion Common Stock equal to the number of common shares in the share capital of Corporation underlying such Corporation Option immediately prior to Closing multiplied by 0.2, rounded down to the nearest whole number of shares of Immersion Common Stock, and (ii) the per share exercise price for the shares of Immersion Common Stock issuable upon exercise of such assumed Corporation Option shall be equal to five times the exercise price of the Corporation Option. The exercise price of the Corporation Options is US $6.375 per share.

                                  ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF VENDORS

3.1   INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF VENDORS.

      Each Vendor individually represents and warrants as to himself or itself, as the case may be, as follows to Purchaser and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares:

      (a) INCORPORATION AND QUALIFICATION. To the extent Vendor is a corporation or a partnership, it is a corporation duly incorporated, organized, in good standing and existing under its jurisdiction of incorporation or a partnership duly formed and constituted and existing under the laws of its formation, as the case may be, and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement;

      (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by him or it, as the case may be, of this Agreement:

            (i) to the extent that Vendor is a corporation or a partnership, have been duly authorized by all necessary corporate action on its part;

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of any contracts to which it is a party or instruments or, to the extent Vendor is a corporation or partnership, its constating documents or by-laws; and

            (iii) will not result in the violation of any Law, except where such violation would not have a material adverse effect on the transactions contemplated by this Agreement or the business, operations and assets of Corporation.

      (c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, enforceable against, him or it, as the case may be, in accordance with its terms;

      (d) TITLE TO PURCHASED SHARES. He or it is the registered and beneficial owner of the number and class of shares set out beside his or its respective name in Schedule 3.1(d), with a good title thereto, free and clear of all Liens. Such shares collectively constitute the Purchased Shares and the Holdco Shares. The Purchased Shares together with the shares in the capital of the Corporation held by Holdco constitute all of the issued and outstanding shares in the capital of the Corporation. Upon Closing, Purchaser will have good and valid title to such Purchased Shares and Holdco Shares, free and clear of all Liens;

      (e) NO OTHER AGREEMENTS TO PURCHASE. Except for Purchaser's right under this Agreement and except as set forth in Schedule 3.1(e), no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from Vendors of any of the Purchased Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of Corporation;

      (f) RESIDENCE OF VENDORS. He or it, as the case may be, is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

      (g) US PERSON. He or it is not a US Person and is not acquiring a security for the benefit of a US Person.

3.2   REPRESENTATIONS AND WARRANTIES OF VENDORS.

      The Vendors (excluding Innovatech and FTTI) solidarily, without the benefit of division or discussion, represent and warrant to Purchaser as provided in this Section 3.2. Vendors acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares. Notwithstanding the foregoing, the representations and warranties of Visuaide contained in this Section 3.2 are provided in all cases to its knowledge only.

      (a) INCORPORATION AND QUALIFICATION. Corporation is a corporation incorporated, in good standing and existing under the Laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement;

      (b) VALIDITY OF AGREEMENT. Except as disclosed in Schedule 3.2(b), the execution, delivery and performance by Vendors of this Agreement do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, or cause any acceleration under or alter the application of, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which Corporation is a party or pursuant to which any of its assets or property may be affected;

      (c) REQUIRED AUTHORIZATIONS. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity or Person as a condition to the lawful completion of the transactions contemplated by this Agreement, except for the filings, notifications and Authorizations described in Schedule 3.2(c) or that relate solely to the identity of Purchaser or the nature of the business carried on by Purchaser;

      (d) AUTHORIZED AND ISSUED CAPITAL. The authorized capital of Corporation consists of an unlimited number of Class "A" shares, Class "B" shares and Class "C" shares which 292,324 Class "A" shares and 466,061 Class "B" shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable; such shares constitute all of the Purchased Shares and all the shares held by Holdco in Corporation. All of the Purchased Shares and all of the shares held by Holdco in Corporation have been issued in compliance with all applicable Laws including, without limitation, applicable securities Laws.

            Except as set forth in Schedule 3.2(d), there are no outstanding options, securities, loans or notes convertible or exchangeable for any shares or other securities of Corporation;

      (e) SUBSIDIARIES. Corporation has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other Person;

      (f) NO OTHER AGREEMENTS TO PURCHASE. Except for Purchaser's right under this Agreement and except as set forth in Schedule 3.2(f), no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from Vendors of any of the Purchased Shares, or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of Corporation;

      (G) CORPORATE RECORDS. The Corporate Records of Corporation are complete and accurate, and contain copies of all of the articles, by-laws and resolutions passed by the shareholders and directors of Corporation since the date of its incorporation. Other than the Shareholders' Agreement, Corporation have never been subject to, or affected by, any unanimous shareholders agreement;

      (h)   CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as disclosed in
            Schedule 3.2(h), since August 31, 1999, Corporation has carried on its business in the Ordinary Course and, without limiting the generality of the foregoing, Corporation has not:

            (i) made or assumed any commitment, obligation or liability which is outside the Ordinary Course;

            (ii) ceased to operate its properties and to carry on its business as heretofore carried on;

            (iii) sold or otherwise in any way alienated or disposed of any of its assets other than in the Ordinary Course or sold or in any way alienated or disposed of any Intellectual Property whether or not in the Ordinary Course;

            (iv) split, combined or reclassified any of its shares, or issued redeemed, retired, repurchased or otherwise acquired shares in its capital or any warrants, rights, bonds, debentures, notes or other corporate security, or reserved, declared, made or paid any dividend, or made any other distributions or appropriations of profits or capital;

            (v) discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the Ordinary Course;

            (vi) waived or cancelled any material claim, account receivable, trade account, or right outside the Ordinary Course or made any gift;

            (vii) made any change in the rate or form of compensation or remuneration payable or to become payable to any of its shareholders, directors, officers, employees or agents which is outside the Ordinary Course, or accelerated the vesting of any options or provided other equity incentives to its employees;

            (viii) made any change in its accounting principles and practices as utilized in the preparation of the Financial Statements, or granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies, other than in the Ordinary Course;

            (ix)   made any individual capital expenditure in excess of $
                   50,000;

            (x) made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligations of any Person;

            (xi) modified its constating instruments, by-laws or capital structure;

            (xii)  removed any auditor;

            (xiii) purchased or otherwise acquired any corporate security or proprietary, participatory or profit interest in any Person;

            (xiv) incurred any indebtedness other than to trade creditors in the Ordinary Course; or

            (xv) authorized, agreed or otherwise committed to any of the foregoing.

      (i) NO MATERIAL ADVERSE CHANGE. Since August 31, 1999, there has not been any material adverse change in the affairs, operations, business, assets or condition of Corporation.

      (j) COMPLIANCE WITH LAWS. Corporation has conducted and is conducting its business in compliance with all applicable Laws other than acts of non-compliance which, in the aggregate, are not material.

      (k) AUTHORIZATIONS. Corporation owns, holds, possesses or lawfully uses in the operation of its business, all Authorizations which are necessary for it to conduct its business, as presently conducted or for the ownership and use of its assets in compliance with all applicable Laws.

      (l) TITLE TO THE ASSETS. Corporation owns (with good title) all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own including all the properties and assets reflected as being owned by Corporation in the financial Books and Records. Corporation is the sole and unconditional owner of such assets free and clear of all Liens except as disclosed in Schedule 3.2(l).

      (m) LEASES. Corporation is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leases, copy of which has been provided to Purchaser. The Leases are in good standing, create a good and valid leasehold estate in the Leased Property thereby demised and are in full force and effect without amendment, except as disclosed in Schedule 3.2(m). The Leases (or a notice in respect of the Leases) has been properly registered in the appropriate land registry office, all rents and additional rents have been paid, no waiver, indulgence or postponement of the lessee's obligations has been granted by the lessor and there exists no event of default under the Leases.

      (n) CONTRACTS. Except for the Contracts described in Schedule 3.2(n) (collectively the "MATERIAL CONTRACTS") the Leases, the Employee Plans, the insurance policies set out in

            Schedule 3.2(w) and the Contracts listed in Schedule 3.2(u), Corporation is not a party to or bound by:

            (i) any distributor, sales, advertising, agency or manufacturer's representative Contract;

            (ii) any continuing Contract for the purchase of materials, supplies, equipment or services;

            (iii) any Contract that expires or that may be renewed at the option of any Person other than Corporation, as the case may be, so as to expire more than one year after the date of this Agreement;

            (iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

            (v)    any Contract for capital expenditures;

            (vi) any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of Corporation to engage in any line of business, compete with any other Person, operate its assets at maximum production capacity or otherwise conduct its business;

            (vii) any Contract pursuant to which Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

            (viii) any Contract with any Person with whom Corporation or any of or Vendors does not deal at arm's length within the meaning of the Income Tax Act (Canada);

            (ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

            (x)    any Contract made out of the Ordinary Course.

      (o) NO BREACH OF MATERIAL CONTRACTS. Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default of any Material Contract to which it is a party. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Purchaser.

      (p)   INTELLECTUAL PROPERTY.

            (i) Attached as Schedule 3.2(p)(i) is a list of Intellectual Property owned by or licensed to Corporation in carrying on its businesses. Schedule 3.2(p)(i) also includes complete and accurate particulars of all registrations or applications for registration of the Intellectual Property, as well as particulars (including a description of the underlying agreements) of any interest in the Intellectual Property enjoyed by third parties. Subject only to any third party interests listed in Schedule 3.2(p)(i),
                  Corporation is the beneficial and unconditional owner of its Intellectual Property, free and clear of all Liens, and is not a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects, its Intellectual Property, nor has any Person been granted any interest in or right to use all or any portion of the Intellectual Property. For greater certainty, notwithstanding the provisions of any contract, Vendors acknowledge that they have no rights in or to any Intellectual Property developed by the Corporation on its own initiative or on behalf of third parties. Neither of Vendors has knowledge of any infringement or violation of any of its rights or the rights of Corporation in the Intellectual Property. To the knowledge of each of the Vendors, the conduct of the business of Corporation does not infringe upon the patents, trade marks, licences, trade names, business names, copyright or other industrial or intellectual property rights, domestic or foreign, of any other third party.

            (ii)  EMPLOYEE CONFIDENTIALITY AGREEMENTS. Except as set forth on
                  Schedule 3.2(p)(ii), all current and former employees and consultants of Corporation whose duties or responsibilities relate to Corporation's business have entered into confidentiality, invention assignment and proprietary information agreements with Corporation in the form provided to Purchaser.

      (q) BOOKS AND RECORDS. All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects. The Books and Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not available to Corporation in the Ordinary Course.

      (r) FINANCIAL STATEMENTS. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and each fairly, accurately and completely discloses in all material respects (i) the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of Corporation, (ii) the results of operations of Corporation and
            (iii) the changes in the financial position of Corporation all as at the dates and for the periods therein specified.

            True, correct and complete copies of the Financial Statements and the Interim Financial Statements are attached as Schedule 3.2(r).

      (s) NO LIABILITIES. Except as disclosed in Schedule 3.2(s) or reflected or reserved against in the balance sheet forming part of the Interim Financial Statements, Corporation has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the Ordinary Course since August 31, 1999.

      (t) BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 3.2(t) is a correct and complete list showing (i) the name of each bank in which Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box, and (ii) the names of all Persons holding powers of attorney from Corporation. Copies of the powers of attorney have been provided to Purchaser.

      (u)   EMPLOYEES.  Except as set forth in Schedule 3.2(u):

            (i) there is no collective agreement in force with respect to the employees of Corporation, no collective agreement is currently being negotiated by Corporation, no union or employee bargaining agent holds bargaining rights with respect to any employees of Corporation and there are no current or, to the Vendors' knowledge, threatened attempts to organize or establish any trade union or employee association with respect to Corporation. There is no unfair labour practice complaint pending or, to the Vendors' knowledge, threatened against Corporation and there is no labour strike, slow down, work stoppage or lockout in effect or, to the Vendors' knowledge, threatened against Corporation nor has there been any such event within the past three (3) years; and

            (ii) all amounts due and owing or accrued due but not yet owing for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits have been paid or if accrued are reflected in the Books and Records.

            Schedule 3.2(u) contains a correct and complete list of each employee of Corporation whether actively at work or not, their salaries, wage rates, commissions and bonus arrangements, benefits, positions, ages, status as full-time or part-time employees and length of service. No employee of Corporation has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

            Schedule 3.2(u) also contains a correct and complete list of each consultant of Corporation (together with their consulting fees) that is actively at work or which has received more than $20,000 in compensation from the Corporation in the last 12 months.

      (v)   EMPLOYEE PLANS.

            (i) Schedule 3.2(v) lists and describes all Employee Plans. Corporation has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof, together with all related documentation including, without limitation, funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements and asset statements, all material opinions and memoranda (whether externally or internally prepared) and all material correspondence with all regulatory authorities or other relevant persons. No changes have occurred or are expected to occur which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser pursuant to this provision.

            (ii) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all Laws, including all Tax Laws where same is required for preferential tax treatment. To the knowledge of Vendors, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Employee Plan.

            (iii) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties, or fees are owing or exigible under or in respect of any of the Employee Plans.

            (iv) No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority, or by any other party (other than routine claims for benefits).

            (v) All contributions or premiums required to be paid by Corporation under the terms of each Employee Plan or by Laws have been made in a timely fashion in accordance with Laws and the terms of the Employee Plans. Corporation has no liability (other than liabilities accruing after the Closing Date) with respect to any of the Employee Plans. Contributions or premiums for the period up to the Closing Date have been paid by Corporation even though not otherwise required to be paid until a later date.

            (vi) No commitments to improve or otherwise amend any Employee Plan have been made except as required by applicable Laws.

            (vii) Each Employee Plan which is a funded plan is fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

            (viii) None of the Employee Plans enjoy any special tax status under any Laws, nor have any advance Tax rulings been sought or received in respect of any Employee Plan.

            (ix) No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

            (x) None of the Employee Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

            (xi) No Employee Plan exists that could result in (i) the payment to any person of any money, benefits or other property, (ii) accelerated or increased funding requirements for any Employee Plan or (iii) the acceleration or provision of any other increased rights or benefits to any person as a result of the transactions contemplated by this Agreement.

      (w) INSURANCE. Schedule 3.2(w) contains a list of insurance policies which are maintained by Corporation setting out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims.

      (x)   LITIGATION.  Except as described in Schedule 3.2(x), there are no
            (i) actions, suits or proceedings, at law or in equity, by any Person,(ii) arbitration or alternative dispute resolution process, or (iii) any administrative or other proceeding by or before (or to the knowledge of Vendors any investigation by) any Governmental Entity, pending, or, to the knowledge of Vendors, threatened against or affecting Corporation, the business or assets of Corporation. Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Corporation settled any claim prior to being prosecuted in respect of it. Corporation is not the plaintiff or complainant in any action, suit or proceeding.

      (y)   TAX MATTERS:

            (i) DEFINITION OF TAXES - For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (A) any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and Provincial Pension Plan contributions and unemployment insurance contributions and employment insurance contributions and workman's compensation and deductions at source, including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, good and services, and value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts and (b) any liability for the payment of any amounts of the type described in clause (A) of this Section 3.2(y)(i) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (ii) COMPUTATION, PREPARATION AND PAYMENT - Corporation has correctly computed all Taxes, prepared and duly and timely filed all federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other related filings ("TAX RETURNS"), required to be filed by it, has timely paid all Taxes which are or may become due and payable and has made adequate provision in the Financial Statements for the payment of all Taxes which are or may become due and payable for any taxation year ending on or prior to August 31, 1999. Corporation has made adequate and timely installments of Taxes required to be made.

            (iii) ACCRUED TAXES - With respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, Corporation has only incurred liabilities for Taxes in the Ordinary Course and in a manner and at a level consistent with prior periods. Tax returns, reports, elections, designations and any other filings required to be filed for any period ending up to the Closing Date will correctly be prepared and duly and timely filed by Vendors.

            (iv) STATUS OF ASSESSMENTS - All Tax returns of Corporation have been assessed through and including each of the dates set forth in Schedule 3.2(y)(iv) annexed hereto, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by Corporation or any outstanding objections to any assessment or reassessment of Taxes. Any deficiencies proposed as a result of such assessments or reassessments of the Tax returns through and including the dates set forth in
                   Schedule 3.2(y)(iv) annexed hereto have been paid and settled.

            (v) WITHHOLDINGS - Corporation has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by Corporation will be retained in its accounts and will be remitted by it to the appropriate authorities when due.

            (vi) COLLECTION AND REMITTANCE - Corporation has collected from each receipt from any of its past and present customers (or other Persons paying amounts to Corporation) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by Corporation will be retained in its accounts and remitted by it to the appropriate authorities when due.

            (vii) ASSESSMENTS - Corporation is not or to the knowledge of Vendors will not be subject to any assessments, reassessment, levies, penalties or interest with respect to Taxes which will result in any liability on its part in respect of any period ending on or prior to the Closing Date.

            (viii) JURISDICTIONS OF TAXATION - Corporation has not been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside Canada or outside the province of Quebec.

            (IX) RELATED PARTY TRANSACTIONS - Corporation has not, or has not been deemed to have for purposes of the Income Tax Act (Canada) (the "ITA"), acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or corporation with whom it does not deal at arm's length within the meaning of the ITA.

            (x) FORGIVENESS OF DEBT - Corporation has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of their share capital) which could have resulted in the application of Section 80 and following of the ITA.

            (xi) RESEARCH AND DEVELOPMENT TAX CREDITS AND EXPENDITURES - All refund of taxes or credits claimed with respect to research and development ("R&D CREDIT OR REFUNDS") were claimed by Corporation in accordance with the provisions of the ITA and the relevant provincial legislation and Corporation satisfied at all relevant times the relevant criteria and conditions entitling it to such R&D Credit or Refunds.

            (xii) R&D EXPENSES - The aggregate amount of expenditures qualifying as research and development expenditures under the ITA incurred in the years ending on or prior to the Closing Date which were not deducted for income tax purposes and are available to be applied against income for years subsequent to the Closing Date is nil for federal income tax purposes and nil for provincial income tax purposes.

            (xiii) TAX RETURNS - Corporation has made available to Purchaser or its legal counsel, copies of all foreign, federal, state, provincial, municipal and local income and all state and local sales and use Tax Returns for Corporation filed for all periods terminating on or after August 31st, 1996.

            (xiv) DEDUCTIBILITY - As of the Closing, there will not be any Contract, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Corporation that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Corporation as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other non-deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

            (xv) TAX BASIS -Corporation's tax basis in its assets (and the undepreciated capital cost of such assets) for purposes of determining its future amortization, depreciation and other Federal or Provincial income Tax deductions is accurately reflected on Corporation's Tax Returns and records.

      (z) PAID-UP CAPITAL - The paid-up capital for Tax purposes of each of the Purchased Shares is no less than its stated capital for corporate purposes.

3.3   REPRESENTATIONS AND WARRANTIES OF HOLDCO VENDORS

      The Holdco Vendors solidarily, without the benefit of division of discussion, represent and warrant to Purchaser as provided in this Section 3.3. Holdco Vendors acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Holdco Shares.

      (a) INCORPORATION AND QUALIFICATION. Holdco is a corporation duly incorporated, in good standing and existing under the laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement.

      (b) AUTHORIZED AND ISSUED CAPITAL. The authorized capital of Holdco consists of an unlimited number of Class "A" shares, Class "B" shares, Class "C" shares, Class "D" shares, Class "E" shares and Class "F" shares of which 110 Class "A" shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable; such shares constitute all the Holdco Shares.
            All of the Holdco Shares have been issued in compliance with all applicable Laws including, without limitation, applicable securities laws. There are no outstanding options, securities, loans or notes convertible or exchangeable for any shares or other securities of Holdco.

      (c) NO OTHER AGREEMENTS TO PURCHASE. Except for Purchasers' right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege in (whether by Law, pre-emptive or contractual) capable of becoming such for: (i) the purchase or acquisition from Vendors of any of the Holdco Shares; or (ii) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of Holdco;

      (d) CORPORATE RECORDS. The Corporate Records of Holdco are complete and accurate, and contain copies of all of the articles, by-laws and resolutions passed by the shareholders and directors of Holdco since the date of its incorporation.

      (e) LIABILITIES. Except as set forth in Schedule 3.3(e) Holdco has no liabilities or obligations of any nature whatsoever, whether direct, indirect, absolute, contingent or otherwise.

      (f) PROPERTY. Holdco has no assets, and has never had any assets other than the shares held by it in Corporation.

      (g) TITLE TO SHARES IN CORPORATION. Holdco is the beneficial owner and holder of record of 200,000 Class "A" shares in the capital of Corporation, free and clear of all Liens. Upon Closing, Holdco will have good and valid title to such shares, free and clear of all Liens.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      Purchaser and Immersion solidarily, without the benefit of division or discussion, represent and warrant as follows to Vendors and acknowledge and confirm that Vendors are relying on such representations and warranties in connection with the sale by Vendors of the Purchased Shares and the Holdco Shares:

      (a) INCORPORATION AND CORPORATE POWER. Each of Immersion and Purchaser is a corporation incorporated, in good standing and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

      (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by each of Immersion and Purchaser of this Agreement:

            (i) have been duly authorized by all necessary corporate action on the part of Immersion and Purchaser;

            (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

            (iii) will not result in the violation of any Law.

      (c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by each of Immersion and Purchaser and constitutes a legal, valid and binding obligation of Immersion and Purchaser, enforceable against them in accordance with their respective terms.


                                    ARTICLE 5
                            COVENANTS OF THE PARTIES

5.1   CONDUCT OF BUSINESS PRIOR TO CLOSING.

(1) Except as set forth in Schedule 5.1(1), Corporation shall and each of Individual Vendors shall cause Corporation to, during the Interim Period, conduct its business in the Ordinary Course and, without limiting the generality of the foregoing, Corporation shall and each of Individual Vendors shall cause Corporation not to:

      (a) make or assume any commitment, obligation or liability which is outside the Ordinary Course;

      (b) cease to operate its properties and to carry on its business as heretofore carried on;

      (c) sell or otherwise in any way alienate or dispose of any of its assets, other than in the Ordinary Course or sell or in any way alienate or dispose of any of its Intellectual Property whether or not on the Ordinary Course;

      (d) split, combine or reclassify any of its shares, or issue, redeem, retire, repurchase or otherwise acquire shares in its capital or any warrants, rights, bonds, debentures, notes or other corporate security, or reserve, declare, make or pay any dividend, or make any other distributions or appropriations of profits or capital;

      (e) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the Ordinary Course;

      (f) waive or cancel any material claim, account receivable, trade account or right outside the Ordinary Course or make any gift;

      (g) make any change in the rate or form of compensation or remuneration payable to or to become payable to any of its shareholders, directors, officers, employees or agents which is outside the Ordinary Course or accelerate the vesting of any option or provide other equity incentives to its employees;

      (h) make any change in its accounting principles and practices as utilized in the preparation of the Financial Statements, or grant to any customer any special allowance or discount, or change its pricing, credit or payment policies, other than in the Ordinary Course;

      (i)   make any capital expenditure;

      (j) make any loan or advance, or assume, guarantee, endorse or otherwise become liable with respect to the liabilities or obligations of any Person;

      (k)   modify its constating instruments, by-laws or capital structure;

      (l)   remove any auditor;

      (m) purchase or otherwise acquire any corporate security or proprietary, participatory or profit interest in any Person;

      (n) incur any indebtedness other than to trade creditors in the Ordinary Course; and

      (o)   authorize, agree or otherwise commit to any of the foregoing.

5.2   ACCESS FOR DUE DILIGENCE.

(1) Vendors and Corporation shall (i) permit Purchaser and its employees, counsel, accountants or other representatives, during the Interim Period, without undue interference to the ordinary conduct of the business of Corporation, to have reasonable access during normal business hours and upon reasonable notice to (a) the premises of Corporation and Holdco (b) the assets and, in particular to any information, including all Books and Records whether retained by Vendors, Corporation, or otherwise, (c) all Contracts(without identification of the parties thereto) and the Lease, and (d) the senior personnel of Corporation, and (ii) furnish to Purchaser or its employees, counsel, accountants or other representatives such financial and operating data and other information with respect to the assets and business of Corporation as Purchaser shall from time to time reasonably request, it being agreed that Corporation shall use its best efforts to deliver to Immersion all of the foregoing information and access and unaudited financial statements of Corporation for the one month period ended January 31, 2000 on or before February 20, 2000. Notwithstanding the foregoing, Immersion shall have access to the following material only after it has notified Corporation that it does not intend to exercise its right of termination under Section 6.2(i): (1) technical due diligence regarding the Corporation's hardware and software products, including, but not limited to the PenCAT, TouchDesktop, TouchWare, and TouchWeb products; (2) information regarding the Corporation's "Hub and Spoke" business strategy and (3) copies of the Corporation's patent applications and the file histories for such patent applications.

(2)   No investigations made by or on behalf of Purchaser, whether under this
      Section 5.2 or any other provision of this Agreement, shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.

5.3   REQUEST FOR REQUIRED CONSENTS.

      Vendors shall use their best efforts to obtain, prior to Closing, all of the Required Consents. Such Required Consents shall be upon such terms as are acceptable to Purchaser, acting reasonably. Purchaser will co-operate in obtaining such Required Consents.

5.4   FILINGS AND REQUIRED CONSENTS.

      Each of Vendors and Purchaser, as promptly as practicable after the execution of this Agreement, will (i) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement, and (ii) obtain, or cause to be obtained, all Required Consents necessary or advisable to be obtained by it in order to consummate such transfer. Vendors and Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing including, without limitation, providing each other with all notices and information supplied to or filed with any Governmental Entity (except for notices and information which Vendors or Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Entity.

5.5   NOTICE OF UNTRUE REPRESENTATION OR WARRANTY.

      Each Vendor shall promptly notify Purchaser, and Purchaser shall promptly notify Vendors, upon any representation or warranty made by either of them contained in this Agreement becoming untrue or incorrect during the Interim Period. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the applicable Vendor or Purchaser, as the case may be, to rectify that state of affairs.

5.6   EXCLUSIVE DEALING.

      During the Interim Period, Corporation shall not and Vendors and Holdco shall not and shall cause Corporation not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of any shares of Vendors or Holdco or the sale of the business or assets of Corporation or Holdco.

5.7   ADDITIONAL COVENANTS.

      (a) Each of Corporation's employees, as of the date hereof, excluding administrative support and accounting personnel, and Hayward will sign a one-year non-competition agreement in favour of Immersion measured from the Closing Date and in the form attached hereto as
            Schedule 5.7(a) except for the non-competition agreement of Hayward the scope of which shall be agreed to prior to Closing;

      (b) Visuaide covenants and agrees to use its best efforts, promptly after the Closing, to obtain the rights from CITI for Immersion for use of CITI work product. Visuaide further covenants and agrees that any and all language in agreements between Visuaide and the Corporation which in any way impose a restriction or limitation of competition between Visuaide and the Corporation or on the use of the CITI work product in any market or channel, including but not limited to those markets or channels related to persons with disabilities of any kind, will terminate on Closing. Visuaide hereby covenants that the intellectual property relating to improvements made upon the technology subject to such CITI sublicense is wholly owned by Corporation ; and

      (c) The Vendors shall obtain, prior to Closing, a letter of conformity from the Commission de la sante et de la securite du travail attesting that Corporation is in good standing.


                                  ARTICLE 6
                              CONDITIONS OF CLOSING

6.1   CONDITIONS FOR THE BENEFIT OF PURCHASER.

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing Date, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

      (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Vendors contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and Vendors shall have executed and delivered a certificate to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by Purchaser of any of the representations and warranties of Vendors which are contained in this Agreement. Upon the delivery of such certificate, the representations and warranties of Vendors in Article 3 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (b) PERFORMANCE OF COVENANTS. Vendors shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and Vendors shall have executed and delivered a certificate to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by Purchaser of any of the covenants of Vendors which are contained in this Agreement.

      (c) REQUIRED CONSENTS. All Required Consents shall have been obtained on terms acceptable to Purchaser, acting reasonably. There shall have been obtained from all appropriate Governmental Entities all approvals and consents necessary in order to permit the transactions contemplated herein to be completed on the Closing Date. To the extent that a notification is required under the Competition Act (Canada), all applicable waiting periods shall have expired.

      (d) DELIVERIES. Vendors shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:

            (i) share certificates representing the Purchased Shares and Holdco Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record;

            (ii) certified copies of (i) the charter documents and by-laws of Corporation and Holdco and each of Vendors that is a corporation, (ii) all resolutions of the shareholders and the board of directors of Corporation and Holdco and each of Vendors that is a corporation approving the entering into and completion of the transaction contemplated by this Agreement; and

            (iii) a certificate of status, compliance, good standing or like certificate with respect to Corporation and Holdco and Vendors that are corporations issued by appropriate government officials of their respective jurisdictions of incorporation and, in the case of Corporation, of each jurisdiction in which Corporation carries on its business;

            (iv) the certificates referred to in Section 6.1(a) and Section 6.1(b);

            (v) an opinion of counsel to Vendors, Holdco and Corporation substantially in the form set forth in Schedule 6.1(d)(v);

            (vi) a duly executed non-competition agreement in favour of Corporation and Immersion by each of Corporation employees as provided for at Section 5.7(a);

            (vii) a letter of conformity from the Commission de la sante et de la securite du travail attesting to the good standing of Corporation; and

            (viii) a duly executed resignation effective as at the Closing of the auditors and each director and officer of Corporation and Holdco specified by Purchaser in writing at least 3 Business Days prior to Closing.

      (e) NO LEGAL ACTION. No action or proceeding shall be pending or threatened by any Person (other than Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of Corporation to conduct their respective business after Closing on substantially the same basis as heretofore operated.

      (f) NO MATERIAL CHANGE. During the Interim Period, there shall have been no material adverse change in the business, operations, properties, prospects or condition of Corporation.

      (g) CONTINUANCE OF EMPLOYMENT. All employees of Corporation employed on the date hereof shall continue to be employed with Corporation on the Closing Date.

      (h) NON-DISCLOSURE AGREEMENT. The employees of Corporation shall have executed Immersion's standard form of non-disclosure, assignment of inventions and confidentiality agreement.

      (i) EMPLOYMENT AGREEMENTS. Each of Corporation's employees, as of the date hereof, excluding administrative support and accounting personnel, shall have executed an employment agreement with Corporation on terms and conditions substantially conform to those set forth in Schedule 6.1(i).

      (j) TERMINATION OF THE SHAREHOLDERS AGREEMENT. Purchaser shall have received evidence satisfactory to it, acting reasonably, that the Shareholders Agreement of Corporation and the Shareholders Agreement of Holdco have been terminated without any further liability to Corporation or Holdco thereunder.

      (k) CONFIRMATION. Confirmation by Innovatech and FTTI to the effect that all loans or advances that may have been made by either of them to Corporation have been repaid in full.

      (l) LISTING. The Immersion Shares shall have been duly listed for quotation on the National Association of Securities Dealers Automated Quotations National Market Systems.

6.2   TERMINATION BY PURCHASER.

            (i) If Purchaser's due diligence investigation discloses any matter which Purchaser, acting reasonably, considers to be materially adverse to Corporation or Holdco or its decision to acquire the Purchased Shares or Holdco Shares, Purchaser may, on or before February 21, 2000, or

            (ii) If any of the conditions set forth in Section 6.1 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of Vendors to be performed at or prior to Closing has not been observed or performed by such time, Purchaser may, terminate this Agreement by notice in writing to the Vendors, and in such event Purchaser shall be released from all obligations save and except for its obligations under Sections 10.3, 10.4 and 10.7 which shall survive. Vendors shall only be released from their obligations if the condition or conditions for the non-performance of which Purchaser has terminated this Agreement are not reasonably capable of being performed or caused to be performed by Vendors. If Purchaser waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. Purchaser's right of termination under this Article 6 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except as otherwise provided herein, nothing in Article 6 shall limit or affect any other rights or causes of action Purchaser may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

6.3   CONDITIONS FOR THE BENEFIT OF VENDORS.

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of Vendors and may be waived, in whole or in part, by Vendors in their sole discretion:

      (a) TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Immersion contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and Purchaser and Immersion shall have executed and delivered a certificate to that effect. The receipt of such certificate and the Closing shall not constitute a waiver of the representations and warranties of Purchaser and Immersion which are contained in this Agreement. Upon delivery of such certificate, the representations and warranties of Purchaser and Immersion in Article 4 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (b) PERFORMANCE OF COVENANTS. Purchaser and Immersion shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by them at or prior to the Closing Date and Purchaser and Immersion shall have executed and delivered a certificate to that effect. The receipt of such certificate and the Closing shall not constitute a waiver by Vendors of the covenants of Purchaser and Immersion which are contained in this Agreement.

      (c) DELIVERIES. Purchaser and Immersion shall deliver or cause to be delivered to Vendors the following in form and substance satisfactory to Vendors acting reasonably:

            (i) certified copies of (i) the charter documents and extracts from the by-laws of Purchaser and Immersion relating to the execution of documents and, (ii) all resolutions of the board of directors of Purchaser and Immersion approving the entering into and completion of the transactions contemplated by this Agreement;

            (ii) a certificate of status, compliance, good standing or like certificate with respect to Purchaser issued by appropriate government official of the jurisdiction of its incorporation; and

            (iii) the certificates referred to in Section 6.3(a) and
                  Section 6.3(b).

6.4   TERMINATION BY VENDORS.

If any of the conditions set forth in Section 6.3 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of Purchaser or Immersion to be performed at or prior to the Closing Date has not been observed or performed by such time, the Vendors may terminate this Agreement by notice in writing to Purchaser, and in such event Vendors shall be released from all obligations hereunder save and except for their obligations under Sections 10.3, 10.4 and 10.7 which shall survive. Purchaser and Immersion shall only be released from its obligations if the condition or conditions for the non-performance of which Vendors have terminated this Agreement are not reasonably capable of being performed or caused to be performed by Purchaser or Immersion. If Vendors waive compliance with any of the conditions, obligations or covenants contained in this

      Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. The Vendors' right of termination under this Article 6 is in addition to any other rights they may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except as otherwise provided herein, nothing in Article 6 shall limit or affect any other rights or causes of action the Vendors may have with respect to the representations, warranties, covenants and indemnities in their favour contained in this Agreement.


                                    ARTICLE 7
                                     CLOSING

7.1   DATE, TIME AND PLACE OF CLOSING.

      The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Stikeman Elliott, 1155 Rene-Levesque Blvd. West, Suite 4000, Montreal, Quebec, at 10:00 a.m. (Montreal time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between Vendors and Purchaser.


                                    ARTICLE 8
                                 INDEMNIFICATION

8.1   INDIVIDUAL VENDORS INDEMNIFICATION IN FAVOUR OF PURCHASER.

      Subject to Sections 8.5 and 8.6, Individual Vendors shall indemnify and save each of Immersion, Purchaser and Corporation harmless of and from any loss, liability, claim, damage (including direct, indirect, incidental and consequential damage) or expense (whether or not involving a third-party claim) including legal expenses (collectively, "DAMAGES") suffered by, imposed upon or asserted against Immersion, Purchaser or Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

      (a) any failure of Individual Vendors to perform or fulfil any covenant of Individual Vendors under this Agreement or any failure of Corporation to perform or fulfil any of its covenants under this Agreement;

      (b) any breach or inaccuracy of any representation or warranty given by Individual Vendors in Sections 3.1 and 3.2 in this Agreement;

      (c) any liabilities or obligations of Corporation for Taxes due, together with any penalties or interest, in connection with any period ending on or prior to the Closing Date; and

      (d) any liabilities or obligations of Corporation of any nature whatsoever existing on or arising after the Closing Date in respect of any fact, condition or circumstance existing or occurring on or prior to the Closing Date.

8.2   INDEMNIFICATION BY VISUAIDE, INNOVATECH AND FTTI IN FAVOUR OF PURCHASER

      Subject to Sections 8.5 and 8.6, Visuaide, Innovatech and FTTI shall indemnify and save each of Immersion, Purchaser and Corporation harmless of and from any Damages suffered by, imposed upon or asserted against Immersion, Purchaser or Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to

      (a) any failure of Visuaide, Innovatech or FTTI to perform or fulfil any of its covenants under this Agreement; or

      (b) any breach or inaccuracy of any of its representations or warranties given in this Agreement.

8.3   INDEMNIFICATION BY HOLDCO VENDORS IN FAVOUR OF PURCHASER

      Subject to Sections 8.5 and 8.6, Holdco Vendors shall indemnify and save each of Immersion, Purchaser, Holdco and Corporation harmless of and from any Damages suffered by, imposed upon or asserted against Immersion, Purchaser, Holdco or Corporation as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

      (a) any breach or inaccuracy of any representation or warranty given by Holdco Vendors in Section 3.3;

      (b) any failure of Holdco to perform or fulfil any of its covenants under this Agreement; and

      (c) any liabilities or obligations of Holdco of any nature whatsoever existing on or arising after the Closing Date in respect of any fact, condition or circumstance existing or occurring on or prior to the Closing Date.

8.4   PURCHASER INDEMNIFICATION IN FAVOUR OF VENDORS.

      Subject to Section 8.5, Purchaser and Immersion shall solidarily indemnify and save Vendors harmless of and from any Damages suffered by, imposed upon or asserted against Vendors as a result of, in respect of, connected with, or arising out of, under or pursuant to:

      (a) any failure of Purchaser or Immersion to perform or fulfil any covenant of Purchaser or Immersion under this Agreement; and

      (b) any breach or inaccuracy of any representation or warranty given by Purchaser or Immersion contained in this Agreement.

8.5   TIME LIMITATIONS.

(1) The representations and warranties of Vendors contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Purchaser, shall continue for a period of 18 months after the Closing, except that:

      (a) the representations and warranties set out in Sections 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.2(a), 3.2(d), 3.2(f) and 3.3 (and
            the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 6.1(a) (the "VENDOR'S CLOSING CERTIFICATE")) shall survive the Closing and continue in full force and effect without limitation of time;

      (b) the representations and warranties set out in Sections 3.2(v) and 3.2(y) (and the corresponding representations and warranties set out with Vendor's Certificate) shall survive for a period of 30 days after the expiration of the statute of limitations applicable to claims relating to such matters; and

      (c) a claim for any breach of any of the representations and warranties of Vendors contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time.

(2) The representations and warranties of Purchaser and Immersion contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Vendors, shall continue for a period of 18 months after the Closing except that:

      (a) the representation and warranty set out in Sections 4.1 (c) shall survive the Closing and continue in full force and effect without limitation of time; and

      (b) a claim for any breach of any representations and warranties of Purchaser and Immersion contained in this Agreement involving fraud or fraudulent misrepresentation shall survive and continue in full force and effect without limitation of time.

(3)   The obligations of indemnification set out in Sections 8.1, 8.2, 8.3 and
      8.4 shall survive the Closing and continue in full force and effect without limitation of time, except for the obligation of indemnification arising from any incorrectness in, or breach of, any representation or warranty made by Vendors or Purchaser and Immersion, as the case may be, which in each case shall be subject to the limitations regarding survival of representations and warranties set forth in Sections 8.5(1) or 8.5(2) as the case may be.

8.6   LIMITATION ON DAMAGES.

(1) The covenants of each of the Vendors in Section 2.1, the covenants of Visuaide, Innovatech and FTTI contained in this Agreement and the representations and warranties of each Vendor in Section 3.1 and of Visuaide in Section 3.2 are individual representations, warranties and covenants of each such Vendor (collectively, the "INDIVIDUAL REPRESENTATIONS AND COVENANTS"). This means that the particular Vendor making the Individual Representations and Covenants will be solely liable for such Individual Representations and Covenants as they pertain to himself or itself, but not to the other Vendors. The remainder of the representations, warranties (collectively the "COLLECTIVE REPRESENTATIONS") and covenants (the "COLLECTIVE Covenants") in this Agreement are made solidarily by Vendors making such representation and warranty or covenant. This means that the Vendors making the representation and warranty or covenant will be solidarily liable to Purchaser for any Collective Representation and any Collective Covenant to the extent provided in Article 8.

(2) Other than Damages suffered by Purchaser as a result of a breach or inaccuracy of the representations and warranties contained in Sections 3.1, 3.2(a), 3.2(d), 3.2(f), 3.2(y) and 3.3 all of which shall not be subject to the following limitation, Vendors shall have no liability for indemnification pursuant to Section 8.1 as a result of a breach by Vendors of the Collective Representations until the aggregate of the total of all Damages suffered by Purchaser as a result of a breach by Vendors of its Collective Representations exceeds $50,000 after which Vendors' liability for indemnification shall commence from the first dollar of such Damages.

8.7   OBLIGATION TO REIMBURSE

      The amount of any Damages suffered or incurred by a party being indemnified hereunder (the "INDEMNIFIED PARTY") shall accrue interest at a rate per annum equal to the Prime Rate, plus two percent from the date it is determined that the Indemnified Party incurs any such Damages until payment in full by the Party providing for indemnification hereunder (the "INDEMNIFYING PARTY").

8.8   NOTIFICATION.

      Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 8. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article 8.

8.9   DEFENSE OF THIRD PARTY CLAIM.

(1) If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "THIRD PARTY CLAIM"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section 8.8 and upon giving notice to the Indemnified Party within five calendar days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

      (a) the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

      (b) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

      (c) the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim;

      (d) legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably; and

      (e) if the amount of the Third Party Claim is greater than $500,000 inclusive of reasonably estimated interest and costs, then the Indemnifying Party shall deliver a letter of credit, surety bond or similar security in form and substance satisfactory to the Indemnified Party, acting reasonably, in the amount by which such Third Party Claim exceeds $500,000 as security for the payment of amounts payable by the Indemnifying Party to the Indemnified Party pursuant hereto.

      Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or, the judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

(2) The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party, unless:

      (a) the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action; and

      (b) the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which his in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

(3)   If the Indemnifying Party fails:

      (a) within ten calendar days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 8.9(1), or

      (b) to comply at any time with any of SubSections 8.9(1)(c) or 8.9(1)(e),

      then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause Corporation to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

(4) Where the defence of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims. However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.9(4), which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(5) With respect to any Third Party Claim at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

(6) With respect to any Third Party Claim in respect of income, corporate, sales, excise, or other tax or other liability enforceable by Lien against the property of the Indemnified Party, the Indemnifying Party's right to so defend the Proceeding shall only apply after payment of the re-assessment.

                                    ARTICLE 9
                             POST-CLOSING COVENANTS

9.1   CONFIDENTIALITY.

      After the Closing, Vendors will keep confidential and will not use or disclose any information in their possession or under their control relating to Corporation or their respective business, unless such information is or becomes generally available to the public other than as a result of a disclosure by Vendors in violation of this Agreement.

9.2   COMPENSATION AND BENEFITS.

      For at least twelve (12) months following Closing, the employees of Corporation shall be entitled to receive compensation and benefits no less favourable than their current compensation and benefits which are set forth in
Schedule 3.2(u). Immersion acknowledges that Corporation's Board of Directors approved salary increases for certain of Corporation's employees on January 11, 2000. These increases in salary are described in Section 5 of the minutes of the Remuneration Committee dated November 8, 1999. Immersion agrees to accept these new salary levels, but only on the condition that such salary increases shall commence as of the Closing and that such salary increases shall not be deemed to have been effective during any period prior to the Closing. Following the Closing, employees shall be eligible to participate in Immersion's Stock Purchase Plan. Immersion acknowledges and agrees that salary increases for Ramstein and Mather have already become effective and are being paid.

9.3   VISUAIDE

      Visuaide and Immersion agree to discuss in good faith a strategic relationship related to the visually impaired

9.4   FURTHER ASSURANCES.

      From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the intent of this Agreement.


                                   ARTICLE 10
                                  MISCELLANEOUS

10.1  NOTICES.

      Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

      (a)   to Purchaser and Immersion at:

            IMMERSION CORPORATION
            2158 Paragon Drive
            San Jose, California
            95131


            Attention:         Craig Factor

            Telephone:         (408) 467-1900
            Facsimile:         (408) 467-1901


            with a copy to HELLER EHRMAN WHITE &
            McAULIFFE  at:

            525 University Avenue
            Suite 1100, Palo Alto California
            943011908


            Attention:         Sarah O'Dowd

            Telephone:         (650) 324-7045
            Facsimile:         (650) 324-0638


            with a copy to Stikeman Elliott at:

            1155 Rene-Levesque Blvd West
            Suite 4000
            Montreal, Quebec
            H3B 3V2


            Attention:         John W. Leopold

            Telephone:         (514) 397-3000
            Facsimile:         (514) 397-3222

      (b)   to Mather at:

            5037 St. Andre
            Montreal, Quebec
            H2J 3A5

            Telephone:         (514) 987-9800
            Facsimile:         (514) 987-9808

      with copy to McCarthy Tetrault at:

            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8


            Attention:         Peter S. Martin

            Telephone:         (514) 397-4111
            Facsimile:         (514) 875-6246


      (c)   to Ramstein at:

            4275 Garnier
            Montreal, Quebec
            H2J 3R7

            Telephone:         (514) 987-9800
            Facsimile:         (514) 987-9808

      with copy to McCarthy Tetrault at:


            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8


            Attention:         Peter S. Martin

            Telephone:         (514) 397-4111

            Facsimile:         (514) 875-6246


      (d)   to Hayward at:

            2277 Harvard
            Montreal, Quebec
            H4A 2W1

            Telephone:         (514) 987-9800
            Facsimile:         (514) 987-9808


      with copy to McCarthy Tetrault at:

            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8


            Attention:         Peter S. Martin

            Telephone:         (514) 397-4111
            Facsimile:         (514) 875-6246


      (e)   to Canonico at:

            750, Versaille,
            Montreal, Quebec
            H3C 1Z4

            Telephone:         (514) 987-9800
            Facsimile:         (514) 987-9808


      with copy to McCarthy Tetrault at:

            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8

            Attention:         Peter S. Martin

            Telephone:         (514) 397-4111
            Facsimile:         (514) 875-6246


      (f)   to Gregorio at:

            7353 Dunver Crescent
            Verdun, Quebec
            H4H 2H6

            Telephone:         (514) 987-9800

            Facsimile:         (514) 987-9808

      with copy to McCarthy Tetrault at:

            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8


            Attention:         Peter S. Martin

            Telephone:         (514) 397-4111
            Facsimile:         (514) 875-6246


      (g)   to Pare at:

            253 Acres
            Kirkland, Quebec
            H9H 4M1

            Telephone:         (514) 987-9800
            Facsimile:         (514) 987-9808
      with copy to McCarthy Tetrault at:

            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8

            Attention:         Peter S. Martin

            Telephone:         (514) 397-4111
            Facsimile:         (514) 875-6246


      (h)   to Innovatech at:

            2020 University St., Suite 1527
            Montreal, Quebec
            H3A 2A5

            Attention:         Hubert Manseau

            Telephone:         (514) 864-2929
            Facsimile:         (514) 864-4220


      with copy to McCarthy Tetrault at:

            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8


            Attention:         Peter S. Martin

            Telephone:         (514) 397-4111
            Facsimile:         (514) 875-6246

      (i)   to FTTI at:

            255 Saint-Jacques St. West
            Montreal, Quebec
            H2Y 1M6

            Attention:         John Simons

            Telephone:         (514) 845-3806
            Facsimile:         (514) 845-3810


      with copy to McCarthy Tetrault at:

            Le Windsor
            1170, Peel Street
            5th, Floor
            Montreal,  Quebec
            H3B 4S8


            Attention:         Peter S.Martin

            Telephone:         (514) 397-4111
            Facsimile:         (514) 875-6246


      (j)   to Visuaide at:
            841 boul. Jean Paul Vincent
            Longueuil, Quebec
            J4G 1R3
            Attention:         Gilles Pepin
            Telephone:         (450) 463-1717
            Facsimile          (450) 463-0120

      (k)   to Holdco at: Immersion Corporation
            IMMERSION CORPORATION
            2158 Paragon Drive
            San Jose, California
            95131

            Attention:         Craig Factor
            Telephone:         (408) 467-1900
            Facsimile:         (408) 467-1901

      With a copy to Heller Ehrman White & McAuliffe at:
            525 University Avenue Suite 1100
            Palo Alto, California
            943011908
            Attention:         Sarah O'Dowd
            Telephone:         (650) 324-7045
            Facsimile          (650 324-0638


      With a copy to Stikeman Elliott at:
            1155 Rene-Levesque Blvd West
            Suite 4000
            Montreal, Quebec
            H3B 3V2


            Attention:        John W. Leopold
            Telephone:        (514) 397-3000
            Facsimile:        (514) 397-3222

      (l)   to Corporation at: IMMERSION CORPORATION
            2158 Paragon Drive
            San Jose, California
            95131

            Attention:         Craig Factor
            Telephone:         (408) 467-1900
            Facsimile:         (408) 467-1901



      With a copy to Heller Ehrman White & McAuliffe  at:
            525 University Avenue Suite 1100
            Palo Alto, California
            943011908

            Attention:         Sarah O'Dowd
            Telephone:         (650) 324-7045

            Facsimile:         (650) 324-0638

      With  a copy to Stikeman Elliott at
            1155 Rene-Levesque Blvd West
            Suite 4000
            Montreal, Quebec
            H3B 3V2

            Attention: John W. Leopold

            Telephone:         (514) 397-3000
            Facsimile:         (514) 397-3222

Any such communication shall be deemed to have been validly and effectively given(i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Montreal time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

10.2  TIME OF THE ESSENCE.

      Time shall be of the essence of this Agreement.

10.3  BROKERS.

      Vendors shall indemnify and save harmless Immersion, Purchaser and Corporation from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for such Vendors, or Corporation. Purchaser and Immersion shall solidarily indemnify and save harmless Vendors from and against any and all claims, losses and costs whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for Purchaser. These indemnities shall not be subject to any of the limitations set out in Article 8 of this Agreement.

10.4  ANNOUNCEMENTS.

      The Vendors, Holdco and Corporation shall not make any announcement regarding the transaction contemplated herein without the prior written consent of Immersion, and shall disclose the transaction only to such of their employees and professional advisers who have a need to know. Purchaser and Immersion shall consult with the Corporation prior to any press release or public statement or announcement (a "PUBLIC STATEMENT") with respect to the transaction contemplated in this Agreement unless such Public Statement is required by Law or by any stock exchange, in which case the Party required to make the Public Statement shall be free to make such Public Statement.

10.5  IMMERSION GUARANTEE.

      Immersion hereby unconditionally and irrevocably guarantees the performance and fulfilment by Purchaser of its obligations and covenants under this Agreement, and acknowledges that there is solidarity between Purchaser and Immersion in respect of this guarantee. Immersion hereby waives any benefit of division and discussion.

10.6  THIRD PARTY BENEFICIARIES.

      Vendors and Purchaser intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

10.7  EXPENSES.

      Purchaser and Immersion shall pay for its own fees and expenses and Vendors shall pay for their own fees and expenses and the fees and expenses of Corporation, incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including, without limitation, legal and accounting fees and expenses; provided that Immersion agrees to pay the reasonable attorneys' fees of Corporation and Vendors in an amount not to exceed $50,000 in the event that Closing occurs.

10.8  ADVANCES.

      Promptly after the date hereof, Immersion will loan to Corporation an amount not to exceed $300,000 which, in the event that Closing does not occur, shall be repaid in totality by Corporation to Immersion on March 31, 2000 at the latest.

10.9  SHAREHOLDERS AGREEMENT.

      The Vendors hereby consent to the transactions contemplated herein and waive any right of first refusal or other rights they may have with respect to the sale of the Purchased Shares, whether such rights arise from the Shareholders Agreement of Corporation or from any other agreement.

      The Holdco Vendors hereby consent to the transactions contemplated herein and waive any right of first refusal or other rights they may have with respect to the sale of the Holdco Shares, whether such rights arise from the Shareholders Agreement of or from any other agreement.

10.10 AMENDMENTS.

      This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

10.11 WAIVER.

(1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

(2) No failure on the part of a Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

10.12 NON-MERGER.

      Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

10.13 ENTIRE AGREEMENT.

      This Agreement together with the agreements referred to herein constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and therein and neither Vendors nor Purchaser has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

10.14 SUCCESSORS AND ASSIGNS.

      This Agreement shall become effective when executed by the Parties and after that time shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by Vendors without the prior written consent of the Purchaser which shall not be unreasonably withheld. Purchaser may assign and transfer this Agreement and any of its rights and obligations under this Agreement to an Affiliate without the prior written consent of the Vendors, provided that Purchaser shall not by reason of any such assignment and transfer be released from its obligations hereunder.

10.15 SEVERABILITY.

      If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

10.16 GOVERNING LAW.

      This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein.

10.17 COUNTERPARTS.

      This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF the parties have executed this Share Purchase
Agreement.


                                 CORPORATION

                                     HAPTIC TECHNOLOGIES INC.

                                     By:  /s/ Alain Pare
                                          ------------------------------------
                                          Authorized Signing Officer

                                   HOLDCO

                                     9039-4115 QUEBEC, INC.

                                     By:  /s/ Mathew Mather
                                          ------------------------------------
                                          Authorized Signing Officer


                   SHAREHOLDERS OF CORPORATION AND HOLDCO:

                                     By:  /s/ Mathew Mather
                                          ------------------------------------
                                          Mathew Mather


                                     By:  /s/ Christophe Ramstein
                                          ------------------------------------
                                          Christophe Ramstein


                                     By:  /s/ Vincent Hayward
                                          ------------------------------------
                                          Vincent Hayward


                                     By:  /s/ Vincent Canonico
                                          ------------------------------------
                                          Vincent Canonico

                                     By:  /s/ Pedro Gregorio
                                          ------------------------------------
                                          Pedro Gregorio


                                     By:  /s/ Alain Pare
                                          ------------------------------------
                                          Alain Pare


                                     SOCIETE INNOVATECH DU GRAND MONTREAL


                                     By:  /s/ Hubert Manseau
                                          ------------------------------------
                                          Authorized Signing Officer


                                     FONDS EN TRANSFERTS DE TECHNOLOGIES
                                     INDUSTRIELLES, by its General Partner,
                                     90271602 QUEBEC, INC.

                                     By:  /s/ Bernard Hamel
                                          ------------------------------------
                                          Authorized Signing Officer

                                     VISUAIDE INC.

                                     By:
                                          ------------------------------------
                                          Authorized Signing Officer

                                  PURCHASER

                                     511220 N.B. INC.

                                     By:   /s/ Victor Viegas
                                          ------------------------------------
                                          Authorized Signing Officer

                                  IMMERSION


                                     IMMERSION CORPORATION

                                     By:  /s/ Victor Viegas
                                          ------------------------------------
                                          Authorized Signing Officer